EXHIBIT 99.1

Power Efficiency Corporation Reports Second Quarter Financial Results
Revenues Exceed 2006 Sales, Losses Narrows by Half

August 13, 2007 — Las Vegas, NV — Power Efficiency Corporation (OTCBB: PEFF), a green energy company focused on efficiency technologies for electric motors, today announced results for the second quarter ended June 30, 2007.
Revenue for the quarter ended June 30, 2007 was $230,000, up sharply compared to $44,000 for the comparable period last year. Net loss for the quarter was $837,000 or $0.02 per share as compared to a net loss of $1,700,000, or $0.07 per share for the second quarter of the prior year. For the six months ended June 30, 2007, revenue was $267,000 as compared to $69,000 for the comparable period last year. Net loss for the first half of fiscal 2007 was $1,700,000 or $0.05 per share as compared to net loss of $2,800,000, or $0.12 per share in the same period last year.
Steven Strasser, Chairman and CEO stated, “We are pleased that revenue for the second quarter alone exceeded revenue for all of 2006. Our main goals for 2007 include growing sales to end users and through our service provider partners, and gaining commitments from Original Equipment Manufacturers to adopt our ESAVE Technology™. We previously announced that numerous OEMs of motors and motor-driven equipment are considering adopting ESAVE Technology™ as a standard component to improve the efficiency of their products. Since that time, the list of OEMs testing and considering adopting our technology has grown. Our focus is to enter agreements with OEMs that will lead to large and repeatable revenue streams.”
Strasser continued: “Other significant accomplishments for the second quarter included additional patent filings on new inventions, being approved for an energy efficiency rebate from Sierra Pacific Resources and Nevada Power Company, continuing with our energy efficiency program with Southern California Edison, receiving CSA and UL certification, and launching ‘ESAVE Technology’ as the brand for our technology. We plan to incorporate the ESAVE Technology brand in OEM agreements as the mark for our technology, so third party products will have ‘ESAVE Inside’. Furthermore, we are continuing to add expertise in engineering and sales to create new products and grow revenue.”
About Power Efficiency Corporation
Power Efficiency Corporation is a green energy company headquartered in Las Vegas, Nevada. The Company develops efficiency technologies for electric motors, called ESAVE Technology™, which improve the efficiency of escalators, elevators, grinders, granulators, mixers, saw mills and other motor-driven equipment. The Company is also developing products to reduce the amount of electricity used by appliances and light commercial equipment, such as refrigerators, pumps, and residential air conditioning. For more information visit www.powerefficiency.com.
As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC Filing. Power Efficiency assumes no obligation to update the information in this release.
Contact:
B.J. Lackland, CFO, 702-697-0377
Andrew Barwicki, Investor Relations, 516-662-9461
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